Exhibit 12.01

                   Commercial Credit Company and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)

                                                Nine months ended September 30,
                                                -------------------------------
                                                     1996             1995
                                                    ------           ------
Income before income taxes                          $227.3          $ 248.1
Elimination of undistributed equity earnings          (0.7)            (1.0)
Interest                                             352.8            346.8
Portion of rentals deemed to be interest               7.0              7.2
                                                    ------           ------
  Earnings available for fixed charges              $586.4           $601.1
                                                    ======           ======
Fixed charges
-------------
Interest                                            $352.8           $346.8
Portion of rentals deemed to be interest               7.0              7.2
                                                     -----            -----
  Fixed charges                                     $359.8           $354.0
                                                    ======           ======

Ratio of earnings to fixed charges                    1.63x            1.70x
                                                    ======           ======